EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of January 1, 2009, is between US SolarTech, Inc., a Delaware corporation (the “Company”), and Mohd Aslami (the “Executive”).

WHEREAS, the Company is the successor to Silica Tech LLC, pursuant to a Certificate of Incorporation and Certificate of Conversion filed with the State of Delaware and effective as of January 1, 2009;

WHEREAS, Silica Tech LLC was managed by Silica Tech Holdings, LLC (‘Holdings”) until December 31, 2008;

WHEREAS, the Executive was both a managing member of Holdings and a managing director of the Company, since September 2004;

WHEREAS, the Company’s Board of Directors (the "Board") has determined that it is in the best interest of the Company and its shareholders, in order to assure continuity in the management of the Company and to provide certain additional benefits to the Company pursuant to the additional undertakings by the Executive as hereinafter set forth, to enter into this Agreement with the Executive pursuant to which the Executive and the Company give certain contractual undertakings to one another;

WHEREAS, the Executive and the Board have agreed to amend the terms of the Executive’s compensation arrangement with Holdings as had previously been set forth in the Operating Agreement of Silica Tech LLC, dated August 25, 2005 (the “Operating Agreement”); and

WHEREAS, the parties desire to set forth the entirety of their agreements and understandings herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

1.        Employment. The Company hereby agrees to continue to have the Executive render the services hereinafter described and the Executive hereby agrees to render such services, upon and subject to the terms and conditions described in this Agreement (the “Employment”).

2.        Term. This Agreement is for a three (3) year period (the (“Term”), commencing as of January 1, 2009 (the “Start Date”) and terminating upon the earlier of (i) the third anniversary of the Start Date, or (ii) the termination of this Agreement pursuant to Section 8 hereunder.  Following the Term, on the anniversary of the Start Date, the Executive shall have the option to renew this Agreement for a period of one year. Thereafter, the Executive shall have the option to renew this Agreement for additional one year periods, subject to the agreement of the Company. The Executive shall provide written notice to the Company of his option to renew for an additional one year period at least ninety (90) days before termination of his present term (the “Executive Notice’). If applicable, upon receipt of the Executive Notice, the Company shall provide written notice to the Executive within twenty (20) days of receipt of the Executive’s Notice of its acceptance or rejection of the Executive’s option to renew.

3.        Duties.

(a)      The Executive shall serve as President, Chief Executive Officer, and Chief Technology Officer and will perform such duties and exercise such responsibilities, commensurate with such position, on behalf of the Company, as from time to time will be assigned to him by the Board. The Executive also will comply with and carry out all rules and policies of the Company, and will serve, at the request of the Board and without additional compensation, as an officer and/or director of any subsidiary, affiliated or related corporation or business, or of any company in which Company may hold any interest.

(b)      The Executive will, on an exclusive basis, devote his full time during normal business hours to the business and affairs of the Company. The Executive agrees to use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to the Executive in accordance with the terms of this Agreement.

4.        Compensation and Other Terms of Employment. During the Term, the Executive shall receive the following:

(a)      Base Salary. The Executive will be paid an annual salary as set forth in Exhibit A, payable pursuant to the Company’s regular payroll practices, but in any event not less than monthly (the “Base Salary”). The Base Salary shall be subject to an annual increase from time to time at the sole discretion of the Board through the Board’s Compensation Committee. All Base Salary payments shall be subject to withholding for taxes and amounts owed by or to the Company, if any.

(b) Incentive Bonus. The Executive shall be eligible to receive an annual incentive bonus, paid out quarterly, as set forth in Exhibit A.

(c)  Stock Incentive Plan.

(i) In addition to Stock Appreciation Rights ("SARS") as set forth under the Stock Appreciation Rights Agreement ("SARS Agreement") attached hereto as Exhibit B, the Executive: (x) will be entitled to participate in the Company’s Stock Incentive Plan, if and when such plan is adopted by the Compensation Committee (the “Stock Plan”), upon the terms and conditions described therein, and (y) may receive additional awards, subject to approval of the Compensation Committee.

(d) Health and Other Benefit Plans. The Executive shall be eligible to participate in any retirement plan, term life insurance or group medical insurance program (the “Benefit Plans”) offered by the Company, subject to the terms and conditions of such Benefit Plans. The Company maintains the right to terminate, modify, or amend the terms of such Benefit Plans. In the event that the Executive elects not to participate in the Company’s health insurance Benefit Plan, the Executive shall be entitled to receive a health insurance allowance equal to the Company’s regular contribution to the Company health insurance Benefit Plan.

(e)      Accrued Amounts. The Company shall pay to the Executive the total accrued amounts owed to the Executive ("Accrued Amounts") as set forth in Exhibit A.

(f)       Liability Coverage. The Company shall provide to the Executive liability coverage in the form that the Company deems reasonable, for the Executive's role as an officer and director of the Company.

5.        Vacation. The Executive shall be entitled to take four (4) weeks of paid vacation for each year of the Term, pro-rated for partial years of Employment.

6.        Expenses. The Company shall reimburse the Executive for reasonable and necessary expenses, including travel expenses, actually incurred in connection with the performance of the Executive’s duties hereunder. Such reimbursement shall be subject to the timely presentation of receipts and such documentation and itemized accounts and in such form as may be reasonably requested by the Company.

7. Non-Disclosure and Non-Competition Agreement and Other Related Agreements. The Executive agrees that upon execution of this Agreement, he will simultaneously execute the Company’s standard Non-Disclosure and Non-Competition Agreement, attached hereto as Exhibit C, and any other related agreements as requested by the Company in connection with Company’s Code of Ethics.  Notwithstanding anything to the contrary contained herein, the remedies provided for by such agreements are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

8. Change of Control. For purposes of this Agreement, “Change of Control” shall be deemed to have occurred if any of the following events take place:

(i)      Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) other than Executive becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either: (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”), or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following shall not constitute a Change of Control:  (A) any acquisition of beneficial ownership of Outstanding Company Stock or Outstanding Company Voting Securities by the Company or by a corporation controlled by the Company, or (B) any acquisition of such beneficial ownership by any Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (x), (y) and (z) of subsection (iii) of this Section 8 are satisfied, or

(ii)      Individuals who, as of the date hereof, constitute the Board of the Company (the “Incumbent Board”) cease for any reason within a period of eighteen (18) months from the date hereof to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, or an individual becoming a director shall replace a current director appointed by a shareholder of the Company with rights to appoint such director, shall be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (any such contest or solicitation, a “Proxy Contest”); or

(iii)      Approval by the shareholders of the Company of any reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding (A) the Company and (B) any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the Board resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv)      Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, and (y) no Person (excluding (A) the Company and (B) any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities, as the case may be) underlying such Change of Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges.

For purposes of this Agreement, a “Change of Control Period” shall consist of the period including three (3) months prior to and twenty four (24) months following the date on which a Change of Control occurs.

9. Termination of Employment.

(a)      Death and Disability. The Executive’s Employment hereunder shall terminate upon his death or “Disability” (as hereafter defined).  Upon any such termination, the Executive (or, in the event of his death, his estate) shall receive any earned but unpaid Base Salary and Incentive Bonus, un-reimbursed business expenses, and earned but unused vacation days through the “Date of Termination” (as hereafter defined).  All unvested SARS shall be deemed fully vested. All other unvested incentive awards shall terminate (unless otherwise expressly provided in the Stock Plan, Benefit Plan or applicable award agreement) and the Executive (and, in the event of his death, his estate) shall not be entitled to any other amounts or benefits from the Company or otherwise. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period.  If, during the Term of this Agreement, the Executive’s Employment is terminated by reason of the Executive becoming disabled, the Company shall pay to the Executive (or his estate as applicable) any earned but unpaid Base Salary and Incentive Bonus, un-reimbursed expenses and earned but unused vacation. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Executive except as expressly provided in any Company plans then in effect. Notwithstanding this section 8(a), in the event of the Executive's death or Disability as defined herein, the Company shall pay to the Executive or to his estate all accrued amounts as set forth in Section 4(e) hereunder.

(b)      Termination by the Company without Cause or by the Executive for Good Reason and not during a Change of Control Period.  If the Company terminates the Executive’s Employment without Cause or the Executive terminates his Employment for "Good Reason" (as defined in Section 9(h) herein below) and such termination does not occur during a Change of Control Period, the Executive shall be entitled to continue to receive his Base Salary for a period of eighteen (18) months following such termination (the “Severance Payment”), plus any earned but unpaid Base Salary and Incentive Bonus, un-reimbursed expenses, unpaid Accrued Amounts under Section 4(e), and earned but unused vacation for the calendar year in which the Executive’s Employment is terminated, pro-rated by month as of the month in which the effective date of the Executive’s termination occurs. The payment for earned but unpaid Base Salary  Incentive Bonus, unpaid Accrued Amounts under Section 4(e), un-reimbursed expenses, and earned but unused vacation shall be paid in a single lump sum. The Severance Payment shall be made in equal consecutive monthly installments payable over an eighteen (18) month period commencing within the month immediately following the month in which the Date of Termination occurs. All unvested SARS shall be deemed fully vested; however, unless otherwise expressly provided in the Stock Plan, Benefit Plan or applicable award agreement, all other incentive awards shall terminate and the Executive shall not be entitled to any other amounts or benefits from the Company or otherwise.

(c)      Termination for Cause.  The Company may terminate the Executive's Employment hereunder for "Cause."  For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's Employment hereunder upon the Executive’s:

(i)  conviction for the commission of an act or acts constituting a felony or a misdemeanor involving moral turpitude under the laws of the United States or any state thereof;

(ii) commission of fraud, embezzlement, gross negligence or malfeasance, as determined by a judicial body;

(iii) willful or continued failure to substantially perform his duties as executive Vice President, Business Development (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written Notice has been delivered to the Executive by the Company, which Notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive's failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive, if such material failure or refusal can be cured.  For purposes of this Section 8(c) (iii), with the exception of acting or failing to act pursuant to Board of Director decisions, no act or failure to act on the Executive's part shall be deemed "willful" unless the Executive performs or fails to perform such acts absent good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company;

(iv)  misrepresentation or concealment of a material fact from the Board, or breach of duty of loyalty to the Company;

(v)  material violation of a material provision of the Company's Code of Business Conduct and Ethics and Non-Disclosure and Non-Competition Agreement;

(vi) breach of any material provision of this Agreement, where such breach has not been cured by the Executive within fifteen (15) days of his receipt of written Notice thereof from the Company; or

(vii) willful or negligent act or omission which results in an assessment of a civil or criminal penalty against the Executive or the Company or its affiliates, which in the reasonable judgment of the Board could result in a material violation of any foreign or United States federal, state or local law or regulation having the force of law, or in the reasonable judgment of the Board is injurious to the Company or any of its affiliates.

In the event that the Company terminates the Executive’s Employment for Cause, the Executive shall receive his unpaid Base Salary through the Date of Termination, the value of any SARS vested as of the Date of Termination, unpaid Accrued Amounts under Section 4(e) hereunder, as well as reimbursement for approved but unpaid business expenses through such date.  All unvested SARS or other incentive awards shall terminate, and the Executive shall not be entitled to any other amounts or benefits from the Company.

(d)  Termination by the Executive. If the Executive voluntarily terminates his Employment for any reason other than Good Reason, all benefits and compensation to the Executive shall cease, and the Company shall pay the Executive, in full discharge of the Company’s financial obligations hereunder: (i) earned but unpaid salary through the Date of Termination, (ii) unreimbursed expenses through the Date of Termination, (iii) value of the Executive's SARS that have vested as of the Date of Termination, (iv) unpaid Accrued Amounts as set forth in Section 4(e) hereunder, and (v) earned but unused paid vacation through the Date of Termination.. All unvested SARS or other incentive awards shall terminate, and the Executive shall not be entitled to any other amounts or benefits from the Company.

(e)       Termination by the Company without Cause, or by the Executive for Good Reason during a Change of Control Period. If the Executive’s Employment is terminated without Cause or for Good Reason and such termination occurs during a Change of Control Period:

(i)  The Executive shall be entitled to compensation as set forth in Section 9(b) hereunder, except that for purposes of this Section 9(e), the Base Salary amount shall be the higher of: (x) the salary in effect as of the date of the Notice of Termination, or (y) the salary in effect immediately prior to the reduction in salary that served as a basis for termination under Section 9(b)(ii).

(ii) The Severance Payment as set forth in Section 9(b) hereunder shall be replaced by a payment equal to: (x) Two Hundred Percent (200%) of the Executive's Base Salary, if the termination occurs prior to December 31, 2009, (y) Two Hundred Fifty Percent (250%) of the Executive's Base Salary, if the termination occurs between January 1, 2010 and December 31, 2010, or (z) Three Hundred Percent (300%) of the Executive's Base Salary, if the termination occurs on any date after January 1, 2011. The Severance Payment shall be made in equal consecutive monthly installments payable over an eighteen (18) month period commencing within the month immediately following the month in which the Date of Termination occurs.

(iii) Any SARS held by the Executive pursuant to the SARS Agreement attached hereto as Exhibit B shall be deemed fully vested.

(iv) Any other stock or incentive awards shall immediately become One Hundred Percent (100%) vested, and the Executive shall be entitled to exercise such rights within a period of six (6) months following the Date of Termination (as defined herein), or a longer period as provided under the relevant stock incentive agreements.

(iv) The amounts payable under this Section 9(e), including unpaid Accrued Amounts under Section 4(e) herein, expenses, and incentive fees, to the Executive pursuant to this Agreement, will not be subject to any requirement of mitigation, nor except as specifically set forth herein, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company.

(v)  The Company will continue to provide health and welfare benefits for  the Severance Period or the equivalent value. If the Executive is covered by Medicare,  the Company will provide for supplemental insurance, up to the cost that the Company  would have provided if the Executive was not covered under Medicare.

(f)  Notice of Termination. Any termination of the Executive’s Employment by the Company (other than termination upon the death of the Executive) or by the Executive shall be communicated by written Notice of Termination by such party to the other in accordance with Section 12 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s Employment under the provision so indicated (as applicable).

(g) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if the Executive’s Employment is terminated by his death, the date of his death, or (ii) if the Executive’s Employment is terminated pursuant to any of the other terms set forth above, the date specified in the Notice of Termination.

(h) Good Reason. For purposes of this Agreement, the executive shall have "Good Reason" to terminate the Employment hereunder if, without the Executive's express written consent, and of the following events occurs:

(i) the Company fails to perform any of its material duties hereunder, including but not limited to, the Company's failure to pay in a timely manner the Accrued Amounts as set forth in Section 4(e) hereunder or any amounts otherwise due under this Agreement;

(ii) the Company reduces the Executive's Base Salary, other than on a pro-rata basis, as part of a measure which generally applies to all executives in similar positions with the Company solely on account of, and for the duration of, the Company's suffering a severe economic hardship; or

(iii) the Company assigns to the Executive duties which are inconsistent in a material respect with the Executive's position (including status, offices, titles and reporting relationships), authority or responsibilities.

In addition to satisfying at least one of the conditions set forth in Section 9(h)(i)-(iv) above (each considered a "Condition"), in order to qualify as Termination for Good Reason hereunder: (x) within ninety (90) days of the initial existence of the Condition, the Executive must produce a Notice of Termination (as defined herein) to the Company setting forth the basis for Termination; (y) the Company must have a period of thirty (30) days from the date of such Notice of Termination to remedy the Condition, and (z) if the Company does not remedy the Condition within thirty (30) days from the date of such Notice of Termination, the Executive must resign within one (1) year of the initial commencement of the Condition.

10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuation or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

11.      No Assignment.

(a)      This Agreement is personal to the Executive and is not assignable by the Executive absent the Company’s prior written consent, or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the legal representatives of the Executive’s estate, and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight courier, in each case addressed as follows:

If to the Company:

US SolarTech, Inc.
Attn:   Charles DeLuca
15 Sandersdale Road
Southbridge, MA 01550

with a copy to:
US SolarTech, Inc.
Attn:   Steven Phillips
199 Main Street – Suite 706
White Plains, New York 10601

If to the Executive:
Mohd Aslami
680 North Main Street C-2
Wolfeboro, New Hampshire 03894

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notices of change of address shall be effective only upon receipt.

13.    Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.  By executing this Agreement, the Executive consents to the personal jurisdiction of all state and federal courts and arbitration forums located in the State of New York.  This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Executive.  The obligations of the Executive shall not be assignable or otherwise transferable.

15.   Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Entire Agreement.  Other than the Company’s Non-Disclosure and Non-Competition Agreement and any other agreements included in Section 7 hereunder, any stock option, restricted share or other incentive award agreements which may be issued by the Company to the Executive, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. The Executive hereby represents and warrants that: (i) the Executive’s performance of the terms of this Agreement and the Executive’s Employment by the Company will not breach any confidentiality or other Agreement which the Executive entered into with former employers, and (ii) the Executive is not bound by any agreement either oral or written which conflicts with this Agreement.

18. Remedies of the Company.  Upon any termination for Cause that may cause irreparable harm to the Company, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, with respect to such termination.

19. Arbitration.  Except as set forth above in Sections 7 and 18 herein, the Executive and the Company agree that any claim, controversy or dispute between the Executive and the Company (including, without limitation, its affiliates, officers, executives, representative or agents) arising out of or relating to this Agreement, the Employment of the Executive, the cessation of Employment of the Executive, or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in the State of New York and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  In such arbitration: (i) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Executive, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.  The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Executive, including, without limitation any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, or any other federal, state, or local laws or regulations pertaining to the Executive’s Employment or the termination of the Executive’s Employment.

20.  Representations.  The Executive has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and he has been afforded ample opportunity to obtain such independent advice and evaluation. The Executive warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection herewith.

21.   Special Rules Regarding Compliance with the Internal Revenue Code.

(a) Code Section 409A.

 (i) It is intended that any and all benefits under this Agreement either (x) shall not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (y) are exempt from Section 409A or (z) comply with the requirements of Section 409A.  In any event, all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) Notwithstanding anything herein to the contrary, if the Company determines that the Severance Payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance Payment shall not commence until the Executive incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). If, at the time of Executive’s Separation from Service, the Executive is a “specified employee” (under Section 409A), such Severance Payment shall not be paid until after the earlier of: (x) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, or (y) the date of the Executive's death (the “409A Suspension Period”); provided, however, Severance Payment payments which are made within twenty-four (24) months following the Executive's Separation of Service and which do not exceed two times the lesser of: (A) the amount of the Executive’s annualized compensation based upon the annual rate of pay the Executive received from the Company in the year preceding the year of the Executive’s Termination, adjusted for any increase in compensation that the Executive would have expected to receive had the Executive not separated from service with the Company, and as defined under Treas. Reg. §1.409A-1(b)(9)((iii)(A)(1); or (B) the maximum amount that may be taken into account for a qualified plan under Code Section 401(a)(17) for the year in which the Date of Termination occurs shall be deemed "separation pay" within the meaning of Treas. Reg. §1.409A-1(b)(9) and shall be exempt from the six-month delay set forth above.

(iii) The determination of whether the Severance Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made by the Company in good faith. If the Company determines that such Severance Benefit is subject to the 409A Suspension Period, and the Executive does not believe that such determination is reasonable, then the Company and the Executive shall mutually select, at the Company’s expense, an independent outside counsel to render a legal opinion regarding the applicability of the 409A Suspension Period. If the outside counsel described in the preceding sentence agrees with the Company’s determination that any items due to the Executive under this agreement should be subject to the 409A Suspension Period, then such payment shall be made at the end of the 409A Suspension Period as set forth in Section 21(a)(ii) hereof; provided however, if such outside counsel determines that such payment shall not be subject to the 409A Suspension Period, then such payment shall be effected within fourteen (14) days of the date of such counsel’s determination.

(b)  Code Section 280G.  It is intended that any and all benefits under this Agreement either: (i) shall not constitute a “parachute payment" for purposes of Section 280G of the Code, or (ii) are payments exempt from the definition of the term "parachute payment."  In any event, if the severance and other benefits provided for in this Agreement or otherwise payable or provided to the Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Code, and (y) but for this Section 21(b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits shall be either (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name, and the Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

By:	/s/

Name: Mohd Aslami

US SOLARTECH, INC.

By:	/s/

Name: Steven Phillips

Title: Chief Executive Officer

EXHIBIT A

SALARY, BONUS AND ACCRUED EXPENSES

Section 4 (a) - Base Salary

i.	For January 2009 and February 2009, the Executive shall receive compensation at the rate of an annual base salary of One Hundred Thirty-Nine Thousand and Five Hundred Dollars ($139,500).

ii.
From March 2009, the Executive shall receive compensation at the rate of an annual base salary of Two Hundred Thirty-Two Thousand and Five Hundred Dollars ($232,500), subject to increases, if any, pursuant to Section 4 (a) of this Agreement.

Section 4 (b) – Incentive Bonus

The Executive shall receive 2.21% of the Company’s Operating Income (the "Incentive Bonus"). The Incentive Bonus shall be calculated such that the Incentive Bonus is determined before reflecting expenses, if any, related to the fair market value for stock options and similar compensation items as well as the SAR Award  (as defined in Exhibit B of this Agreement). For purposes of this Agreement, the term "Operating Income" shall mean the operating income as reported in the Company's quarterly 10Q’S and annual 10K filed with the Securities and Exchange Commission. Such Incentive Bonus shall be paid to the Executive within sixty calendar days (60) days of the end each calendar quarter and seventy five (75) calendar days of the end of the calendar year.

Section 4 (e) – Accrued Amounts Owed:

i.
With respect to non-reimbursed health insurance premiums, the Company shall make eight (8) monthly payments to the Executive in the amount of Two Thousand Five Hundred and Sixty-Six Dollars ($2,566), the first payment to be made during the month of March 2009 and the last payment to be made during the month of October 2009 and shall make an additional lump sum payment of One Thousand Three Hundred and Twenty One Dollars ($1,321) by June 30, 2009 for a total of Twenty One Thousand Eight Hundred and Forty Nine Dollars ($21,849.)

ii.
With respect to other non-reimbursed expenses incurred by the Executive during the time period beginning October 2008 and ending December 2008, the Company shall make a lump sum payment in the amount of One Thousand Four Hundred and Seven Dollars ($1,407) by June 30, 2009.

iii.
With respect to the Executive's total compensation for the months of October 2008, November 2008 and December 2008, the Company shall make payments totaling Thirty Four Thousand Eight Hundred and Seventy-Five Dollars ($34,875) by February 28, 2009.

iv.
The Company owes additional Accrued Amounts owed to the Executive as of September 30, 2008 in the total amount of Four Hundred Sixty Three Thousand and Fifteen  Dollars ($463,015), comprised of Four Hundred Thirty Three Thousand and Thirty One Dollars ($433,031) in compensation and Twenty Nine Thousand Nine Hundred and Eighty Four Dollars ($29,984) in unreimbursed expenses. The Executive has the right, at his sole discretion, to convert all or part of such amount into shares of the Company's common stock, par value $.0001 per share at a conversion price of One Dollar and Fifty Cents ($1.50) per share. The total number of shares of common stock issuable upon the conversion of $463,015 is Three Hundred Eight Thousand Six Hundred and Seventy Seven (308,677.) To the extent that the Executive does not convert all or any portion of such Accrued Amount, the Executive agrees to defer payment of any remaining amount until July 1, 2010. Notwithstanding any provision herein, the Company has the right, at its sole discretion upon ten (10) days' prior written notice to the Executive, to repay all or a portion of such Accrued Amount in cash.

EXHIBIT B

US SOLARTECH, INC.

EXECUTIVE PERFORMANCE STOCK APPRECIATION RIGHT AGREEMENT

This EXECUTIVE PERFORMANCE STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2009 (the "Effective Date"), by and between US SolarTech, Inc., a Delaware corporation (the “Company”), and Mohd Aslami (the “Executive”).

RECITALS

A.      Consistent with the provisions of the Employment Agreement by and between the Company and the Executive dated as of January 1, 2009, (the "Employment Agreement") the terms of which are incorporated herein by reference, the Company hereby intends to grant the Executive a stock appreciation right relating to the shares of the Company’s common stock, par value $.0001 per share (the "Company Stock") upon the terms and conditions set forth in this Agreement.

B.      Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Grant of Stock Appreciation Right. Subject to the terms and conditions of this Agreement, the Company hereby grants the Executive a stock appreciation right (the “SAR”) relating to an aggregate of Nine Hundred Thirty Thousand (930,000) shares of Company Stock (the “Shares”).  The SAR represents the right to receive, at exercise, the appreciation in value of the Shares over the base amount. The base amount is $1.50, which is the Fair Market Value of a Share on the Effective Date (the “Base Amount”).

2.  Vesting and Forfeiture of SAR. This SAR may be exercised only if and to the extent that it has become vested as specified in this Agreement.  The SAR is eligible to become vested only during the period commencing on the effective date approval for trading with respect to the Company is issued by the Financial Industry Regulatory Authority (the "Trading Date") and ending on the 36 month anniversary of the Trading Date (the “Vesting Period”).  To the extent the SAR has not become vested by the last day of the Vesting Period, it shall thereupon be forfeited.

A.      Share Price Performance Target. The SAR will vest upon the achievement of specific share price performance targets during the Vested Period and shall be divided into three (3) tranches aligned to specific share price performance targets as follows:

Tranche	Shares	Share Price Performance Target	Minimum Share Price Threshold	Quarterly Tranche Testing Date	Annual Tranche Testing Date
2009 Tranche	[20%]	$3.00	$2.55	3rd, 6th and 9th month anniversaries of the Trading Date	12 month anniversary of the Trading Date
2010 Tranche	[40%]	$4.50	$3.82	15th, 18th and 21st month anniversaries of the Trading Date	24 month anniversary of the Trading Date
2011 Tranche	[40%]	$6.00	$5.10	27th, 30th and 33rd month anniversaries of the Trading Date	36 month anniversary of the Trading Date

Except to the extent previously forfeited as provided in paragraph C below, the SAR shall become vested (and become exercisable pursuant to Section 4) with respect to a tranche on the first date (the “Vesting Date”) on which the moving weighted average price for the previous thirty (30) trading day period equals or exceeds the Share Price Performance Target with respect to such tranche.

B.            Quarterly Tranche Testing Date.  Upon the Quarterly Tranche Testing Date applicable to a tranche, such tranche shall vest (to the extent such tranche has not already vested) in an amount equal to the product of (i) the number of Shares relating to such tranche multiplied by (ii) the quotient of (a) the highest moving weighted average price for a share of Company Stock for any thirty (30) [trading] day period during the ninety (90) days immediately preceding such Quarterly Tranche Testing Date divided by (b) the Share Price Performance Target for such tranche.

C.            Annual Tranche Testing Date.  Upon the Annual Tranche Testing Date applicable to a tranche, such tranche shall vest (to the extent such tranche has not already vested) in an amount equal to the product of (i) the number of Shares relating to such tranche multiplied by (ii) the quotient of (a) the highest moving weighted average price for a share of Company Stock for any thirty (30) trading day period during the twelve (12) month period immediately preceding such Annual Tranche Testing Date (the "Highest Average Price") divided by (b) the Share Price Performance Target for such tranche.

In the event the Highest Average Price is below the Share Price Performance Target for such tranche:

(i)      If the Highest Average Price is below the Minimum Share Price Threshold, any unvested SAR Shares in such tranche shall be forfeited.

(ii)      If the Highest Average Price is at or above below the Minimum Share Price Threshold any unvested SAR Shares in such tranche shall be carried forward and added to the immediately succeeding tranche; provided, however, that any unvested SAR Shares that have not vested as of the Annual Testing Date for the 2011 Tranche date shall be forfeited.

D.            Involuntary Termination.  To the extent that it is not already vested, the SAR shall become fully vested and exercisable if the Executive’s employment is (i) terminated by the Company without Cause, or (ii) terminated by the Executive for Good Reason (as such terms are defined under Section 9(c) and 9(h) of the Employment Agreement, respectively). In such case, the "Vesting Date" shall be the date of such termination of employment.

E.            Death or Disability. Upon the death or Disability (as defined under Section 9(a) of the Employment Agreement) of the Executive, the SAR shall become fully vested and exercisable.  In such case, the "Vesting Date" shall be the date of the Executive's death or the date of termination of employment relating to a Disability, as applicable.

3. Termination of Stock Appreciation Right. Any portion of the SAR, that is not vested and exercisable at the date of Executive's termination of employment, and that does not become exercisable pursuant to Section 2, shall terminate as of the Employee’s termination date. In the event the Executive’s employment is (i) terminated by the Company with Cause or (ii) terminated by the Executive without Good Reason, all SARs hereunder shall terminate and thereafter be void. Notwithstanding anything in this Agreement to the contrary, in no event may the SAR be exercised after the expiration date of the SAR as set forth in Section 4.

4. Exercise of Award. The Executive may exercise all or any part of the vested SAR at any time [if partially exercised, may be so exercised as to the unexercised vested Shares any number of times] during the period commencing on the applicable Vesting Dates specified in Section 2 and ending (the "Expiration Date") as follows:

A.      In the case of any SAR Shares that have vested upon a Quarterly Tranche Testing Date under Section 2.B. of this Agreement, forty-five days after the Annual Tranche Testing Date or such tranche, subject to earlier termination as provided in Section 3.

B.      In the case of any SAR Shares that have vested under Section 2 of this Agreement (other than Section 2.B.), forty-five days after such Vesting Date subject to earlier termination as provided in Section 3.

As of the Expiration Date, all rights of the Executive to exercise such vested SAR shall terminate and said SAR shall thereafter be void; provided, however, that immediately prior to the termination of the SARs as provided hereinabove (other than pursuant to Section 3), all outstanding vested SARs shall be deemed to have been exercised by Executive and Executive shall be deemed to have taken all actions required by paragraph 5 for a valid exercise of SARs.

5. Method of Exercise. The Executive may exercise the SAR by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company (Attention: General Counsel/Corporate Secretary), at the Company’s principal place of business, specifying the number of Shares with respect to which the SAR is being exercised.  The exercise of the SAR shall be deemed effective upon receipt of such notice by the Company, and the date of such receipt shall be the “exercise date” for all purposes under this Agreement.
.
6. Form of Payment. As soon as practicable, but in no event more then fifteen (15) days after the exercise date of all or any part of the vested SAR pursuant to Sections 4 or 5 of this Agreement, the Company shall provide the Executive with a payment equal to the difference between the aggregate fair market value of the Shares (based upon the share price as of the close of market on the exercise date with respect to which such SAR is exercised, but in no event in excess of the applicable Share Price Performance Target) and the aggregate Base Price.  Payment shall be made, in the sole discretion of the Company, in either cash or shares of Common Stock and shall be net of any amounts required to satisfy the Company’s withholding obligations. Any fractional share due to Grantee upon exercise shall be rounded up to the next full share of Common Stock.

It shall be a condition to the Company's right to deliver shares of Common Stock in satisfaction of its obligations hereunder that (i) (A) the issuance of such shares to Grantee shall have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or other appropriate form) and (B) such shares may be immediately sold in the market by the Executive (either pursuant to Rule 144 or a resale prospectus ) or (ii) such shares may be sold to Executive without registration under the Securities Act and Executive's immediate resale of such shares is not prohibited or otherwise restricted by the registration requirements of the Securities Act.

7. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, spinoff, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Company shall adjust proportionally the number of Shares covered by the SAR and the Base Price for the SAR Shares and make such other revisions to the SAR as the Company may deem fit in order to prevent dilution or enlargement of the Executive’s rights, including, without limitation, any such revisions as are deemed necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”) so as to avoid the imposition of interest and penalty taxes.

8. Non-transferability. The SAR shall be transferable only by will or the laws of descent and distribution and shall be exercised during Participant’s life only by participant or a legal representative appointed for or by the Participant. Except as permitted by the preceding sentence, the SAR or any rights or privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the SAR, or any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy or any attachment or similar process upon the SAR, or any right or privilege conferred thereby, such SAR and such rights and privileges, shall immediately become null and void.

9. Miscellaneous.

a. No Rights as Stockholder. The Executive shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares relating to the SAR until the date of issuance of a stock certificate for such shares of Common Stock.
.
b. Employment with the Company. Any references in this Agreement to employment with or by the Company shall be deemed to include employment with the Company or any parent or subsidiary corporation thereof.

c. Code Section 409A. This grant is intended to be exempt from, or comply with, the provisions of Code Section 409A. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall be applied in operation in a manner that, in the good faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and the value of the Agreement to the Executive. Terms defined herein shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

d. Relationship to the Employment Agreement. The provisions of this Agreement will be interpreted so as to be consistent with the terms of the Employment Agreement, and any ambiguities in this Agreement will be interpreted by reference to the Employment Agreement.  If any provision of this Agreement is in conflict with the terms of the Employment Agreement, the terms of the Employment Agreement will prevail. To the extent any provision of any other agreement between the Company and the Executive limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, the provision of this Agreement will control and such provision of such other agreement will be deemed to have been superseded, as if such other agreement had been amended to the extent necessary to accomplish such purpose.

e. Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

f. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate New York court, and the parties hereto consent to the exclusive jurisdiction of the court for this purpose.

g. Amendment and Waiver. This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name, and the Executive has hereunto set his hand, all as of the day and year first above written.

US SOLARTECH, INC.

By:	/s/
Steven Phillips – Chief Financial Officer

EXECUTIVE

By:	/s/

Mohd Aslami

EXHIBIT C

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This Agreement (“Agreement”) between US Solar Tech Inc., a Delaware Corporation (formerly known as "Silica Tech LLC," hereinafter, the “Company”) and Dr. Mohd Aslami (the “Employee”) is entered into and shall be effective as of August 25, 2005 (the “Effective Date”).

WHEREAS, the Employee has been employed by the Company since August 25, 2005 and wishes to continue being employed by the Company; and

WHEREAS, the Company wishes to continue to employ the Employee subject to all of the terms and conditions set forth in the Employment Agreement dated Januray 1, 2009, and the Employee is willing to continue being employed by the Company (the “Employment”) on such terms and conditions;

NOW, THEREFORE, in consideration of the Employee’s Employment by the Company, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1.
Business of the Company. The Company is in the business of using plasma technology to develop, manufacture and internationally market new product applications directly related to the solar energy and semi-conductor industries, as well as the optical fiber market.

2.
Inventions. “Inventions” means all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, and other information, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which are conceived, created, authored, developed, or reduced to practice by the Employee, either alone or jointly with others, whether on the premises of the Company or not, during the Employment (including, without limitation, all periods of employment with the Company prior to the Effective Date); provided, however, that any of the foregoing occurring neither on the premises of nor through the use of the property of nor at the direction of the Company which do not (a) relate to the actual or anticipated business, activities, research or investigations of the Company, (b) result from or are suggested by work performed by the Employee for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (c) result to any extent, from use of the Company’s premises or property shall not constitute “Inventions” for purposes of this Agreement.

3.
Copyrightable Works. The Employee hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company is to be the “author” within the meaning of the Act.  The Employee acknowledges and agrees that all Inventions are the sole and exclusive property of the Company.  In the event that title to any or all of the Inventions does not or may not by operation of law, vest in the Company, the Employee hereby assigns to the Company, all his/her right, title and interest in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all writing relating thereto in the Employee’s possession or control.  The Employee hereby expressly waives any moral rights or similar rights in any Invention or any such work made for hire.

4.
Employee Cooperation with respect to Inventions. The Employee agrees not to file any patent, copyright or trademark applications relating to any Invention.  The Employee agrees to assist the Company whether before or after the termination of Employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in the Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by the Company.

5.
Company as Employee's Agent. If the Company is unable, after duly reasonable effort, to secure the Employee’s signature on any such documents, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Employee.

6.
Confidential Information. “Confidential Information” means technical and business information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is learned by the Employee in the course of the Employment (including, without limitation, all periods of employment with the Company prior to the Effective Date) including, without limitation, any and all proprietary Inventions, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and various other financial and businesses information of the Company. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.

7.
Employee Obligations with Regard to Confidential Information. During the Employment and thereafter, the parties agree that the Employee will not:  (a) use any Confidential Information, however acquired, except as necessary within the scope of Employment with the Company to perform his/her duties; (b) him/herself duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information except as necessary in connection with the Employment; or (c) disclose or permit the disclosure of any Confidential Information to any person, without the prior written consent of the Company.

8.
Company Ownership of Confidential Information. The Employee acknowledges that the Company owns all right, title and interest in and to the Confidential Information.  The Employee acquires hereunder no right, title or interest in any Confidential Information.

9.
Employee Disclosure of Intellectual Property. The Employee agrees to complete Schedule A, Employee Disclosure of  Intellectual Property, attached hereto, in which the Employee shall disclose any Intellectual Property (as defined herein) owned by the Employee and believed by the Employee not to be covered by this Agreement.

10.	Employee Representations. The Employee hereby represents and warrants as follows:

(a)
The Employee’s performance of the terms of this Agreement and as an Employee of the Company will not breach any confidentiality or other Agreement into which the Employee entered with former employers or any other third-party;

(b)	The Employee is not bound by any agreement either oral or written which conflicts with this Agreement;

(c)	The Employee has been given a reasonable amount of time to consider the terms of this Agreement, incuding the opportunity to consult legal counsel; and

(d)
The Employee has carefully read and considered the provisions of this Agreement, and agrees that the terms of the Agreement are: (i) fair and reasonable, (ii) supported by valuable consideration, (iii) reasonably required to protect the legitimate business interests of the Company, and (iv) not excessively restrictive with respect to the Employee.

11.
Return of Confidential Information. Upon the termination or expiration of the Employment, the Employee will return to the Company all tangible materials and all copies thereof, in whatever media, then in the Employee’s possession or control, containing or employing any Confidential Information, together with a written certification with the foregoing.

12.
Covenant Not to Compete.  The Employee hereby agrees that s/he shall not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, substantially invest in or become employed by any business that is in competition in any manner whatsoever with the business of the Company, as defined in Section 1 of this Agreement, in the United States or in any location worldwide in which the Company has either filed, or taken steps to file, a patent application during the Employment, for a period of two (2) years immediately following the termination of his/her Employment with the Company, except upon express written consent of the Company.

13.
Post-Employment Positions.  Nothing in this Agreement shall be construed to prevent the Employee from seeking or holding employment or a consulting relationship after the Employee’s term of Employment, with any person, firm, corporation, or other entity, which is not in competition with the business of the Company as defined in Section 1 of this Agreement.

14.	Non-Solicitation. The Employee agrees that, during the period of Employment and for a period of two (2) years thereafter, the Employee shall not, directly or indirectly:

(a)	influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company, or

(b)
solicit or recruit any employee or consultant of the Company for the purpose of being employed by or providing services to the Employee, or a competitor of the Company, or convey any confidential information about other employees of the Company to any other person.

15.
Non-Disparagement. The Employee hereby agrees that, during the Employment and for a period of one (1) year therafter, the Employee will not directly or indirectly disparage the Company or disseminate, or cause or permit the dissemination of any negative statements about the Company or any other employee, officer, director or agent of the Company. Notwithstanding the foregoing, the Employee is not hereby barred or restricted from exercising any right of speech or expression protected by applicable federal, state or local law.

16.
Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any understanding between the parties with respect thereto, including but not limited to any previously executed agreement. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in part or in whole, except in writing, executed by both parties.

17.
Breach of the Agreement. The Employee acknowledges and agrees that the Company would be irreparably injured by the Employee’s breach of this Agreement and that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement.  Without prejudice to any other rights and remedies otherwise available to Company, the Employee agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any such breach.

18.
Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the choice of law provisions thereof.  If the Agreement is held unenforceable to any extent in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

19.
Enforceability of Obligations. The obligations contained in Sections 2, 3, 4, 6, 7, 8, 9, 10 and 11, hereof shall survive and continue in full force and effect regardless of the termination or expiration of the Employment or the Employee’s access to any Confidential Information, and shall be fully enforceable thereafter.

20.
Notice. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax.

21.
Assignment. The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company.  This Agreement is personal to the Employee, and the Employee may not assign his/her rights and obligations under this Agreement to any third-party.

22.
Enforceability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein.  If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State.  If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, as of the date first above written.

/s/	/s/
Signature	Signature

/s/	/s/
Employee Name	Authorized Company Representative

Date	Date

Schedule A
Employee Disclosure of Intellectual Property

The undersigned Employee of US Solar Tech, Inc., its subsidiaries, affiliates, successors, and assigns (the “Company”), hereby discloses the following Intellectual Property, including but not limited to inventions and/or patents and/or patent applications, and represents that such Intellectual Property was acquired, discovered, created, invented or otherwise made by the Employee prior to the Effective Date and therefore is not covered by this Agreement signed by the Employee and the Company ("NDA").

(List all Intellectual Property which you claim to be excluded from coverage by the NDA.  If you do not claim any Intellectual Property to be excluded from NDA coverage, then write “None”).

Intellectual Property to be Excluded from the NDA:

Employee Signature:

Date: